Exhibit 99.2

MARK EIN JOINS AGROFRESH BOARD OF DIRECTORS

Philadelphia, PA — August 17, 2015 - AgroFresh Solutions, Inc. (“AgroFresh Solutions” or the “Company”) (NASDAQ: AGFS, AGFSW) announced today that Mark Ein has joined the Company’s Board of Directors as an independent director.

AgroFresh’s Chief Executive Officer, Tom Macphee said, “As an early supporter of AgroFresh, Mark has played an important role in the recent transaction and I couldn’t be more pleased that he is joining our Board of Directors.  Mark’s extensive leadership experience, strong track record in M&A and intimate understanding of the agrochemical industry, make him a vital addition to our board. We look forward to his contributions.”

Mr. Ein is an investor, entrepreneur and philanthropist, who has been involved with numerous growth companies across a diverse set of industries over the course of his 22 year career. Mr. Ein is the founder and CEO of Venturehouse Group, LLC, an investment holding company, and the Chairman of Lindblad Expeditions, a global leader in marine expedition travel. He is also the Chairman of The District of Columbia Public Schools Education Fund and serves on the boards of the United States Tennis Association, the District of Columbia College Access Program and the International Tennis Hall of Fame. He also serves on the Executive Committee of the Federal City Council and was appointed a member of the D.C. Tax Revision Commission.  He was previously the Co-Chairman and Principal Shareholder of Kastle Systems, LLC, and Chairman of VSGi, a provider of videoconferencing solutions.

About AgroFresh

AgroFresh Solutions is a global industry leader in providing innovative data-driven specialty chemical solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in 45 countries worldwide. For more information, please visit http://www.agrofresh.com/home

Contact:

AgroFresh Solutions, Inc.

Erica Bartsch

Sloane & Company

+1 (212) 446-1875

ebartsch@sloanepr.com